UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 27, 2008

NEAH POWER SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-49962	88-0418806
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

22118 20th Ave. SE, Suite 142
Bothell, Washington	98021
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 424-3324

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 27, 2008, we entered into a Series A Preferred Stock Purchase Agreement pursuant to which we agreed to issue a minimum of 7,500,000 shares of Series A Preferred Stock at a purchase price of $0.04 per share, or a minimum of $300,000 in the aggregate. The net proceeds will be used for working capital and general corporate purposes. The holders of Series A Preferred Stock will be entitled to payment of dividends, when, as and if declared by our Board of Directors, in preference to the holders of common stock. Holders of Series A Preferred Stock are also entitled to a liquidation preference of $0.04 per share in the event of our liquidation, dissolution or winding up. At the discretion of our Board of Directors, each share of Series A Preferred Stock may be converted into 26.67 shares of common stock. Except as required by law, the Series A Preferred Stock has no voting rights.

Jesup & Lamont Securities Corporation is acting as placement agent in connection with the private placement of the Series A Preferred Stock and will be entitled to a Placement Success Fee equal to 10% of the proceeds.

The preceding summary is qualified in its entirety by reference to the Certificate of Designation of Series A Preferred Stock and the Series A Preferred Stock Purchase Agreement, which are filed as Exhibit 3(i) and 10.1, respectively, to this Current Report on Form 8-K.

Item 3.03.	Material Modification to Rights of Security Holders.

Reference is made to the disclosure made under Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Reference is made to the disclosure made under Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

The effective date of the Certificate of Designation of Series A Preferred Stock was June 17, 2008.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

3(i)	Certificate of Designation of Series A Preferred Stock as amended.

10.1	Series A Preferred Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 2, 2008	NEAH POWER SYSTEMS, INC.

	By:	/s/ Gerard C. D’Couto
Gerard C. D’Couto
Chief Executive Officer